                                                                     EXHIBIT 4.4


                           CERTIFICATE OF DESIGNATION
                                     OF THE
                            SERIES B PREFERRED STOCK
                                ($.01 PAR VALUE)
                                       OF
                             INTERNET AMERICA, INC.

                         Pursuant to Article 2.13 of the

                         TEXAS BUSINESS CORPORATION ACT

                      ------------------------------------

         The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted on May 15, 1996, by the Board of Directors (the "Board") of Internet America, Inc., a Texas corporation (the "Company"), acting pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act. Such resolution was duly adopted by all necessary action on the part of the Company.

         WHEREAS, pursuant to resolutions adopted on May 15, 1996 by the Board of Directors of the Company, the Board of Directors authorized a series of preferred stock entitled "Series B Preferred Stock" and authorized the Company to issue 300,000 shares of Series B Preferred Stock; and

         WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Articles of Incorporation of the Company, to fix by resolution or resolutions the designation of each series of preferred stock, $.01 par value of the Company (the "Preferred Stock") and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, dissolution or distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolutions of the Board of Directors under the Texas Business Corporation Act; and

         WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the term of a series of Preferred Stock and the number of shares constituting such series.

         NOW, THEREFORE, BE IT RESOLVED, that pursuant to authority expressly granted to and vested in the Board by provisions of the Articles of Incorporation of the Company, as amended (the "Articles of Incorporation"), the issuance of a series of Preferred Stock, par value $.01 per share, which shall consist of 300,000 shares of Preferred Stock designated as Series B Preferred Stock, be, and the same hereby is, authorized, and the Board hereby fixes the designation, preferences, limitations, and relative rights, including voting rights, of the shares of such series to the same extent that such designations, preferences, limitations, and relative rights could be stated if fully set forth in the Articles of Incorporation, but subject to and within the limitations set forth in the Articles of Incorporation as follows:

         1. DESIGNATION. The distinctive serial designation of the series of Preferred Stock authorized by this resolution shall be "Series B Preferred Stock" (the "Series B Preferred Stock"). The number of shares of Series B Preferred Stock shall initially be 300,000, which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of Series B Preferred Stock which have been issued and reacquired in any manner, including shares purchased or converted, shall be retired.

         2. RANK. The Series B Preferred Stock, with respect to rights on liquidation, winding up and dissolution, shall rank senior to all classes and series of the common stock, par value $.01 per share ("Common Stock") of the Company and may rank senior to other classes of Preferred Stock now or hereafter authorized, issued or outstanding (collectively, the "Junior Securities"). The Series B Preferred Stock, with respect to rights on liquidation shall rank pari passu with the previously issued Series A Preferred Stock. Notwithstanding the preceding sentences, the Company reserves the right and may in its discretion, issue other series of Preferred Stock of the Company with dividend rights and rights on liquidation, winding up and dissolution, pari passu with the Series B Preferred Stock.

         3. DIVIDENDS. The Series B Preferred Stock shall have no specified dividend rate and the holders of the shares of Series B Preferred Stock shall be entitled to receive dividends (i) pari passu with the holders of Common Stock and the Series A Preferred Stock as though the shares of Series B Preferred Stock had been converted into shares of Common Stock, and (ii) when, as and if otherwise declared by the Board of Directors, out of funds legally available therefor.

         4. LIQUIDATION PREFERENCES. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Junior Securities, including the Common Stock, the holders of the shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to the purchase price for each share of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to the purchase price for each share of Series B Preferred Stock outstanding (which amount is hereinafter referred to as the "liquidation preference"). The liquidation preference payments payable to the holders of Series B Preferred Stock shall be made pari passu with the holders of Series A Preferred Stock based on the aggregate purchase price for the shares of the Series A Preferred Stock and Series B Preferred Stock, respectively, held by each such holder. If the assets of the Company are not sufficient to pay in full the liquidation preference payments payable to the holders of all outstanding shares of the Series B Preferred Stock (plus holders of any shares of Preferred Stock holding rights on liquidation, winding up and dissolution pari passu with the Series B Preferred Stock, including the Series A Preferred Stock), then the holders of all such Preferred

Shares shall share ratably in any distribution of assets in accordance with the proportionate amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series B Preferred Stock are entitled were paid in full.

         (b) For the purposes of this paragraph 4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with any other corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company, unless such voluntary sale, conveyance, exchange, transfer, consolidation or merger shall be in connection with a plan of liquidation, dissolution or winding up of the Company.

         5. CONVERSION. (a) Each share of the Series B Preferred Stock shall be convertible at any time and from time to time into one share of the Company's Common Stock (the "Common Stock Equivalent"). Each share of the Series B Preferred Stock shall automatically be converted, without further action by the Company, into one fully paid and nonassessable share of the Company's Common Stock on the date thirty (30) days after the "successful completion" of a public offering of shares of Common Stock of the Company pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended (or such registration statement shall have otherwise become effective). For purposes of this subsection, "successful completion" shall mean that the receipt by the Company of gross proceeds from such public offering of at least $5,000,000 where the per share price of the Common Stock offered therein was at least $7.50 per share.

         (b) In order to exercise the conversion privilege, a holder of the Series B Preferred Stock shall surrender the certificate(s) evidencing the shares, duly endorsed or assigned to the Company or in blank, at the Company's principal executive offices accompanied by written notice to the Company that the holder elects to convert the Series B Preferred Stock. Upon the receipt by the Company of the conversion election notice as contemplated in the previous sentence (the "Conversion Date"), such election shall be binding on the electing holder of the Series B Preferred Stock and all such holder's shares, without any other action on the part of the holder thereof, shall be deemed automatically converted into an equal number of fully paid and nonassessable shares of the Common Stock, and at such time the rights of the holder in the Series B Preferred Stock shall cease, and the holder shall be entitled to receive the Common Stock issuable upon conversion and shall be treated for all purposes as the record holder of such Common Stock at such time. As promptly as practicable on or after the Conversion Date, the Company shall issue and deliver to the holder a certificate or certificates for the number of shares of Common Stock issuable upon conversion. In the event of a successful completion of a public offering of shares as contemplated in paragraph 5(a), the Company shall issue and deliver to the holder a certificate or certificates for the number of shares of Common Stock issuable upon such conversion upon receipt by the Company from the holder the certificate(s) evidencing the shares of Series B Preferred Stock so converted, duly endorsed or assigned to the Company or in blank. On the date set for automatic conversion as contemplated in paragraph 5(a), the rights of the holder in the Series B Preferred Stock shall cease and such holder shall be treated for all purposes as the record holder of such Common Stock at such time.

         (c) The conversion rate of the Series B Preferred Stock is subject to adjustment from time to time upon the occurrence of the events enumerated in this paragraph 5(c). For purposes of this paragraph 5(c), "Common Stock" means shares now or hereafter authorized of any class of common stock of the Company and any other stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of Preferred Stock) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount. If the Company:

              (1) subdivides, combines or reclassifies its outstanding shares of Common Stock; or

              (2) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock or any other series of stock convertible into Common Stock;

then the number of shares of Common Stock comprising the Common Stock Equivalent shall be proportionately adjusted to reflect such action so that the total number of shares comprising the Common Stock Equivalent shall be equal to that number of shares that would have been owned immediately following such action if the conversion election had been exercised immediately prior to such actions. Any fractional shares resulting from any such adjustment shall be eliminated and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

         6. VOTING RIGHTS. In addition to any other rights provided in the Company's Bylaws or by law to the Series B Preferred Stock voting as a class, each share of Series B Preferred Stock shall entitle the holder thereof to one vote per share and such holders shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock as one class.

         IN WITNESS WHEREOF, the undersigned have caused this Certificate to be made under the seal of the Company and signed by Robert J. Maynard and attested by John Nanni this 20th day of May, 1996.

                                              /s/ Robert J. Maynard
                                              ----------------------------------
                                              Robert J. Maynard, President
[SEAL]

                                              /s/ John Nanni
                                              ----------------------------------
                                              John Nanni, Secretary